Exhibit 10.10

Free English Translation

MANAGEMENT CONTRACT

AND

FIRST AND IRREVOCABLE RIGHT OF REFUSAL TO REPURCHASE

In Santiago, November 11, 2002, between:

FIBRANOVA C.A. (“Fibranova”), corporation established in accordance with the laws of the Bolivian Republic of Venezuela, located on Sixth Avenue, between the sixth and seventh cross street, Fifth Asunción, Altamira, Eduardo Miranda 0058, Caracas, Venezuela and for these purposes, located at 200 Alcántara Street, 5th floor, Comuna de Las Condes, Santiago, Chile, represented by Mr. Hernán Orellana Hurtado and Mr. Patricio Reyes Urrutia, of the same aforementioned address;

TERRANOVA INTERNACIONAL S.A. (“Terranova Internacional”), corporation established in accordance with the laws of the Republic of Chile, (RUT) No. 96.802.690-9, located at 200 Alcántara Street, 5th floor, Comuna de Las Condes, Santiago, Chile, represented by Mr. Hernán Orellana Hurtado and Mr. Patricio Reyes Urrutia, of the same aforementioned address;

FORESTAL TERRANOVA S.A. (“Forestal Terranova”), corporation established in accordance with the laws of the Republic of Chile, Taxpayer ID No. 96.708.490-5, located at 200 Alcántara, 5th floor, Comuna de Las Condes, Santiago, Chile, represented by Mr. Hernán Orellana Hurtado and Mr. Patricio Reyes Urrutia, of the same aforementioned address;

TERRANOVA COLOMBIA S.A. (“Terranova Colombia”), corporation established in accordance with the laws of the Republic of Colombia, located on Carrera 11ª, No. 98-62, Santa Fé de Bogotá, Colombia, and for these purposes located at 200 Alcántara Street, 5th floor, Comuna de Las Condes, Santiago, Chile, represented by Mr. Hernán Orellana Hurtado and Mr. Patricio Reyes Urrutia, of the same aforementioned address;

MASISA S.A. (“Masisa”), corporation established in accordance with the laws of the Republic of Chile, Taxpayer ID No. 92.257.000-0, located at 1700 Avda. Los Conquistadores, 13th floor, Comuna de Providencia, Santiago, Chile, represented by Mr. Gonzalo Zegers Ruiz-Tagle and Mr. Carlos Marín Olalla, of the same aforementioned address; and

CONSIDERING:

•                  That Fibranova is the owner of industrial facilities located in Puerto Ordaz, Venezuela and which consist of 2 production lines of wooden boards (particle boards - PB and wooden medium density fiber board - MDF), complemented by a line of melamine-coated boards and a line of MDF moldings, whose products are primarily intended for sale in the Venezuelan and Colombian markets.

•                  That Masisa has experience and knowledge in the fabrication of bound wooden board, MDF and melamines, and has also developed marketing models of the products in different countries in Latin America.

•                  That Forestal Terranova S.A. (indirect parent company of Fibranova), Terranova Internacional (sole shareholder of Fibranova) and Fibranova, have an interest in contracting the services of Masisa for the management of Fibranova.

•                  That Terranova Colombia, whose sole shareholders are Terranova Internacional and Fibranova, has begun activities in Colombia for the marketing of Fibranova products, and that the shareholders of Terranova Colombia have an interest in Masisa also taking over the management of Terranova Colombia and establishing a commercial network in this area.

•                  That Masisa is interested in the acquisition of Fibranova shares and/or its industrial facilities, and for that purpose is interested in Fibranova and/or its shareholders granting it a first right of refusal in the event that they decide to transfer the properties; Masisa is also interested in acquiring shares of Terranova Colombia and/or its assets.

•                  That due to the fact that this is a contract of a transaction between the related parties, while Forestal Terranova S.A. is the parent company of Masisa S.A., the Board of Directors of the respective companies allow this transaction be known to the Directorship of the same, in accordance with article 50 bis of Law No. 18.046, relating to article 89 of the same body of laws.

•                  That the Directorship of the parties has approved the signing of this contract.

And by virtue of to the parties’ reciprocal interest, the signing of the following Management Contract and First and Irrevocable Right of Refusal to Repurchase has been agreed upon.

FIRST                                                            Services

Forestal Terranova, Terranova Internacional and Fibranova, put into the hands of Masisa S.A. the complete management of the operations of Fibranova, including the all this company’s areas of management which include, among others, the general management, administration and finances, operations, marketing commercial and human resources, subject to the restriction that is established in the last paragraph of this clause. The exercise of this management, will include, among others, the designation and removal of Fibranova personnel the reorganization, creation or removal of areas of Fibranova; the fixing of prices and the commercial policies of Fibranova; the contracting of services and the supply of raw materials, or the renegotiation of existing contracts, the contracting of technical assistance, the inclusion of Fibranova in the centers of shared services (“CSC”) of the Masisa companies and, in general, the inclusion of Fibranova as a productive unity in addition to the companies of Masisa in Latin America, all the aforementioned subject to the restrictions that are established in this contract.

Masisa agrees that the management of Fibranova will comply with the legal norms and regulations in force governing the environment and others areas, applicable to its operations. Additionally, it must insure the observance of sustainable development principles applied by Terranova.

The parties establish that, except for a future agreement to the contrary, Terranova Internacional and Forestal Terranova will keep a direct dependency the areas of Treasury and Accounting of Fibranova, without prejudice to the coordination of the remaining areas of Fibranova that will be subject to the management of Masisa, and owing to the adequate financing of the operations of Fibranova, in accordance with the business plan of this company.

SECOND                                            Sustaining legal existence, managers and powers

Fibranova will maintain its legal existence and will continue operating under its corporate name.

Terranova Internacional agrees to instruct its agents and directors in such a way so that they approve the transactions that may be necessary to implement the operative plans and investment projects previously approved by the Directorship of Fibranova.

The General Manager of Fibranova will be designated by Masisa and will report directly to the General Manager of Fibranova, without prejudice to the reports that he/she must present to the Directorship of Fibranova. The Directorship of Fibranova agrees to grant the sufficient powers to said General Manager and to the rest of the agents of Fibranova so that they may fulfill their functions.

THIRD Presentation of balances, financial statements and annual budgets; financing

The General Manager of Fibranova, acting together with Masisa, will present to the shareholders and directors of Fibranova, the balances and financial statements in the terms and opportunities that correspond in accordance with Venezuelan legislation. The balances and financial statements will continue being prepared in conformity with the generally accepted accounting principles in Venezuela and according to the policies and practices defined by the parent company of Fibranova.

The annual budgets and investment projects will have to be prepared following the same guidelines with which Masisa prepares the budgets and projects for its own management, with the necessary preparation according to the requirements of the policies and practices defined by the parent company of Fibranova, and will be presented to the Directorship of Fibranova in a manner similar to the presentation of the annual budgets and projects of Masisa and, in all cases, no later than October 31 of each year.

Fibranova will have to provide the adequate financing for its operations and investments. This financing will have to be provided by the shareholders of Fibranova or through loans taken out by Fibranova, always that this financing have prior approval by the Directorship of Fibranova. The guarantees, in the event that they are necessary, will have to consist in the goods of Fibranova or will have to come from its shareholders.

In any event, the investment projects will require the approval of the Directorship of Fibranova.

FOURTH                                             Contracts of certain companies related to Fibranova

Fibranova maintains contracts with related parties in Venezuela, according to the following breakdown:

1.- Back office and administrative services contracted by Fibranova to: Terranova of Venezuela S.A., Andinos C.A., Coforven S.A., Imataca C.A., Guayamure C.A. and Oxinova C.A.

2.- Contracts for which Fibranova supplies raw materials: Terranova of Venezuela S.A. (palpable rolls), Andinos C.A. (sawdust and shavings), Oxinova C.A. (resin).

3.- Commercial contract for boards and moldings and board supply, by Fibranova to Terranova Forest Products, Inc.

4.- Vapor Supply contract from Fibranova C.A. to Andinos C.A.

Before this contract becomes valid, the Parties will agree to an appendix to this contract to which a copy of each of the contracts referred to here in this clause will be attached.

FIFTH                                                             Transactions between the parties

The operations between the related parties will continue to be made under market conditions.

SIXTH                                                          Providing services and technical assistance by Masisa and/or its affiliates to Fibranova

Fibranova will be able to contract with Masisa and/or its affiliates, services, technical consultants and engineering projects, in all those areas in which it results convenient or necessary to improve the management of Fibranova. In the case of technical assistance the contract will have to contain a breakdown of the fees and all of the associated costs to said consultants to be reimbursed by Fibranova to Masisa.

All the contracts to which this clause refers to will have to have the prior approval of the Directorship of Fibranova, without prejudice to the remaining corporate authorizations because it is a matter of transactions among the related parties.

In the event of technical assistance, services or engineering projects contracted with Masisa and/or its affiliated the sums will be based in what is established in the Business plan prepared annually by Masisa for Fibranova.

Masisa and/or its affiliates will be able to also provide general administrative or “back office” services to Fibranova (and indirectly to the related companies cited in the fifth clause), including to Fibranova in the CSC of Masisa, in the areas of administration and finance, human resources, marketing, among other, in the way that the costs of said services be less that those that Fibranova has at that time. The previous condition must always have the approval of the Directorship of Fibranova.

SEVENTH                                       Brand names

The products made by Fibranova and that are marketed in Venezuela, Colombia or in other territories, will carry the MASISA brand name or the brand name that Masisa indicates; they will have to carry as well, temporarily, the brand name that Fibranova currently uses or both together.

EIGHTH                                                  Commercial network in Venezuela and Colombia.

Fibranova has an interest in its products being marketed through the commercial network that Masisa establishes Venezuela and Colombia, once the agreements already contracted by Fibranova, Terranova Internacional or Forestal Terranova allow it.

For the establishment of a commercial network in the referred to territories, Masisa and Fibranova sign with each of the members of this network (“Dealers”), an agreement (“Placacentro Agreement”) by virtue of which Masisa authorizes to the Dealers the use of the brand name PLACACENTRO and other brand names, logos and corporate images created by Masisa, and agrees to offer certain consultants related with the empowerment of the Dealer’s premises, the improvement of the management and marketing of the Dealer, the training of the personnel of the Dealer, the development of common promotion programs and advertising for the Dealers, the delivery of the licenses and sub-licenses of software intended to improve the management, communications and handling of the inventory of the Dealers, among other related materials. For its part, Fibranova will supply to the Dealer of the products made by Fibranova and, particularly the complementary products of Masisa or of third parties.

The Placacentro Agreement does not contemplate any payment by the Dealer for the license and consultancy of Masisa, as long as this Management Contract is still in force.

The Placacentro Agreement will establish that the Dealer will have to cease the use of the brand name PLACACENTRO, once 3 years have passed since the termination of this Management Contract, except by a contrary agreement entered into with Masisa. During the same time period, Masisa will have to maintain the assistance that is necessary to allow each Dealer to continue distributing products of Fibranova under the same conditions. This assistance will be compensated by Fibranova, in accordance with the amount that Fibranova and Masisa agree to at the proper time. The use of the brand name Placacentro by the Dealers during said period will be without charge.

NINTH                                                         Compensation

By offering the services described in the first clause of this contract, Fibranova will pay to Masisa an annual compensation equivalent to 8% of the operational income of Fibranova, determined in United States dollars and by means of a balance sheet made according to generally accepted accounting principles in Chile, duly audited, compensation that will be net of any tax apart from the tax to the rent of the first category that Masisa must pay in Chile for these revenues. For these purposes, it will be understood by operational income that which said generally accepted accounting principles in Venezuela define.

The payment will be made in pesos, national currency of Chile, according to the “observed” value of the dollar published on the day on the payment.

The payment will have to be made within 30 das following the date of approval of the balance sheet of Fibranova by the shareholders of Fibranova and, in all cases, no later than the 31st of May of each year. If at this date, the balance sheet has not been approved by Fibranova, the parties will have to act in accordance to that which is established in the fifteenth clause of this contract.

In the event of a delay or postponement of the compensation payment, an interest penalty equivalent to the maximum conventional interest for re-adjustable operations permitted in Chile will accrue in Masisa’s favor.

TENTH                                                       Validity and duration of the Management Contract

This Management Contract will enter into effect on January 1, 2003, subject to the condition that upon this date the Operative Plan for Fibranova prepared by Masisa for year 2003 and the estimates for the following years have been approved by Fibranova. Masisa estimates that it will present this plan no later than November 30, 2002. If at this date the referred to plan has not been approved, the parties will have to establish the date when this contract will enter into force.

The Management Contract will have a period of duration of three years beginning from the date that it enters into force and will be automatically renewed for equal periods, except if either of the parties communicates to the other with a minimum notice of 6 months prior to the expiration of this period of validity. For the purposes of this paragraph, Forestal Terranova, Terranova Internacional, Fibranova and Terranova Colombia will be considered as one party, and Masisa as the other party.

The services, technical assistance and supply contracts between Fibranova and Masisa and/or its affiliates, which would be in force on the date of termination of this contract, will end conjointly with this contract, and the compensations and other services provided will have to be paid once each contract enters in force.

Additionally, this Management Contract will end immediately and without right to any indemnification, if Forestal Terranova transfers or looses, for any reason, the control of Masisa. For the purposes of this document, it is understood by “control” as the power of the controller of a corporation in conformity with that which is set forth in article 97 and subsequent articles of the Law of Market Values.

Without prejudice to the aforementioned, Masisa will have the right in such case to the compensation payment proportional to the time which has passed from the end of the previous fiscal year.

The services or supply contract between Fibranova and Masisa and/or its affiliates, that will be in force upon the date of termination of this Contract because of a change of Control of Masisa, will end in accordance to their own conditions, except that Fibranova communicates its decision to bring them to early termination. In any case, the compensations and other services provided proportional to the validity of each contract will have to be paid.

ELEVENTH                                Early Termination of the Management Contract

Either of the parties will be able to bring an early termination to the Management Contract in the event of a failure to comply with the stipulated obligations in this document.

TWELFTH                                    First and Irrevocable Right of Refusal of Repurchase

Terranova Internacional grants to Masisa, for it or for its affiliate that it designates, a first and irrevocable right of refusal of repurchase of the total or part of the shares or rights in Fibranova or of any of its affiliates. Additionally, Fibranova grants an option to Masisa, under the same terms, for the acquisition of all or part of the assets of the property of Fibranova or of any of its affiliates. The right which is referred to in this clause is applied to possible transfers to third parties other than the companies of the Business Group to which Forestal Terranova belongs. For these purposes, it is understood that the Business Group is defined by the Market of Values Law of Chile.

Masisa will have the right to exercise this right within a period of 60 days counting from when it communicates this right to Masisa, in accordance with the procedure established in the sixteenth clause of this instrument.

Masisa will have the right to exercise the right, be it Fibranova or Terranova Internacional that decides to initiate a transfer of assets or shares, whether they have received offers not requested by third parties for the acquisition of assets or shares.

Additionally, Masisa will have to be invited to participate in any increase in capital, merger or reorganization to any title of Fibranova, if as a consequence of it, Terranova Internacional and Forestal Terranova are will lose control of Fibranova.  In this case, the same 60 day period will have to be granted to Masisa to exercise its right, beginning from the time that Masisa is invited to participate in the increase of capital.

Under no circumstances, Fibranova or Terranova Internacional will be able to make a transfer under more favorable terms for the buyer, than those offered to Masisa. Once 90 days have passed without the transfer with the third party having taken place, the first right of refusal referred to in this cause will have to be renewed.

The first right of refusal that is referred to in this clause will be in force during the Management Contract and up to three years after its termination, except in the case that the Management Contract ends because Forestal Terranova loses control of Masisa, in which case the referred to right will end with the Management Contract.

THIRTEENTH                                          Conflict Resolution

In the case of any difficulty or controversy that arises between the parties with respect to the application, interpretation, duration, validity or execution of this contract or any other cause, the parties will put forth their best efforts to solve the conflict within a period of 60 days, whether in direct form or with the intervention of a third party that the parties designate from a common agreement.

In the event that the parties do not reach a resolution to the controversy during the period mentioned previously, the conflict will be submitted to Arbitration, in accordance to the Procedural Arbitration Regulations of the Mediation and Arbitration Center of Santiago.

The parties confer the special, irrevocable power to the Business Court of Santiago A.G., so that, upon their written request, it can designate the arbitrator from among the members of the arbitration body of the Mediation and Arbitration Center of Santiago.

In the event that the resolutions of the arbitrator do not produce any recourse, we expressly resign to them. The arbitrator remains especially empowered to resolve all matters related to the authority and/or jurisdiction.

FOURTEENTH                                      Communications and Notices

All of the communications that are made related to this document, except where otherwise expressly stated, will be made in writing, in Spanish, and sent (a) via fax o telecopy, (b) by e-mail, (c) by certified mail, (d) by personal delivery, or (e) by an internationally recognized mail service, to all the people indicated below.

(a)          For Fibranova, Terranova Internacional, Forestal Terranova and/or to Terranova Colombia:

Mr.
Hernán Orellana Hurtado
General Manager
Forestal Terranova S.A.
Alcántara 200 Oficina 502, Santiago
Telephone:	350 6000
Fax:	350 6001
E-mail:	horellana@terranova.cl

Mr.
Patricio Reyes Urrutia
Fiscal
Forestal Terranova S.A.
Alcántara 200 Office 502, Santiago
Telephone:	350 6000
Fax:	350 6001
E-mail:	preyes@terranova.cl

(b)         For Masisa

Mr.
Gonzalo Zegers Ruiz-Tagle
General Manager
Masisa S.A.
Los Conquistadores 1700 13th Floor, Santiago
Telephone:	232 8302
Fax:	234 2668
E-mail	gzegers@masisa.cl

Mr.
Alfredo Montaner Lewin
Cariola Diez Pérez-Cotapos & Cía. Ltda.
Av. Andrés Bello 2711 19th floor, Santiago
Telephone:	368 3557
Fax:	360 4030
E-mail:	amontaner@cariola.cl

Either of the parties can change their address, fax number or e-mail address, for these purposes, through a notice to the other party, as it is set forth in this clause. Any time period must be counted from the date of the notification of one party to the other, through a communication sent in the terms set forth in this clause, will begin to run (a) from midnight of the date of personal delivery of the communication or (b) from midnight of the fourth working day of the country where the communication originated following the day of the receipt of the communication by the mail or courier service.

In all cases, if the communication is sent by fax or by e-mail, any of the other stipulated methods will have to be used as well, which is to say, personal delivery, certified mail or courier, the time periods beginning to run in agreement with that indicated in the preceding section (b).

FIFTEENTH                                                      Terranova Colombia

The parties give evidence that all the clauses of this contract, are made extensive mutatis mutandi to the management on the part of Masisa S.A. of Terranova Colombia and to the right of acquisition of shares and/or assets of Masisa S.A. of Terranova Colombia. In that which is referred to as the stipulated compensation in the eleventh clause, Terranova Internacional will pay to Masisa an annual compensation equivalent to 8% of the operational revenues of Terranova Colombia, determined in US Dollars and through a balance sheet made according to the generally accepted accounting principles in Columbia, duly audited.

SIXTEENTH                                                   Applicable Law

This Contract will be subject to the laws of the Republic of Chile.

TEMPORARY CLAUSE                                     Temporary Services and Technical Assistance

The temporary services and technical assistance that are provided by Masisa and/or its affiliates before this contract enters in force will be compensated by Fibranova to Masisa in the form that the Parties timely agree upon. Also, Fibranova will have to reimburse Masisa and/or its affiliates by the costs incurred in the offering of said services and consultants. The payment of the compensation as well as the reimbursement for the costs will be made within 30 days following the delivery by Masisa and/or its respective affiliate, of the document of charge and surrender of charges. The compensation and the reimbursement of costs will have to be paid in the same currency that is referred to in the eleventh clause of this contract.

pp.: FIBRANOVA C.A.                                              MASISA S.A.

TERRANOVA INTERNACIONAL S.A.

FORESTAL TERRANOVA S.A.

TERRANOVA COLOMBIA S.A.

Local Human Rights Authorities: